PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	MAY 6, 2011
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP ANNOUNCES THE PROMOTION OF
MISTI USHIO TO MANAGING DIRECTOR AND EXECUTIVE VICE PRESIDENT

Harris & Harris Group, Inc. (NASDAQ:TINY), announced today that on May 5, 2011, Misti Ushio was promoted from Principal to a Managing Director and from Vice President to Executive Vice President of the Company.

Ms. Ushio, age 39, has served as a Principal since January 2010, as a Vice President since May 2007 and an Associate from May 2007 to December 2009.  From June 2006 to May 2007, Ms. Ushio was a Technology Licensing Officer at Columbia University.  From May 1996 to May 2006, she was employed by Merck & Co., Inc., most recently as a Senior Research Biochemical Engineer with the Bioprocess R&D group.  She is a Director of Ancora Pharmaceuticals, Inc., a privately held nanotechnology-enabled company in which we have an investment.  She is a board observer of Champions Oncology, Inc., a publicly traded nanotechnology-enabled company in which we have an investment, and of Ensemble Therapeutics, Inc., Mersana Therapeutics, Inc., and Tetravitae Bioscience, Inc., privately held nanotechnology-enabled companies in which we have investments.  Prior to its sale to Amgen, Inc., she was a board observer of BioVex Group, Inc., a privately held nanotechnology-enabled company in which we had an investment.  She was graduated from Johns Hopkins University (B.S., Chemical Engineering), Lehigh University (M.S., Chemical Engineering) and University College London (Ph.D., Biochemical Engineering).

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems.  Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.